Exhibit 99.1

Kura Oncology Reports First Quarter 2016 Financial Results

LA JOLLA, Calif., May 11, 2016 – Kura Oncology, Inc., (NASDAQ: KURA) a clinical stage biopharmaceutical company, today reported financial results for the first quarter ended March 31, 2016.

“Kura has made important progress in advancing its pipeline of precision oncology drug candidates over the past quarter,” said Troy Wilson, Ph.D., J.D., President and Chief Executive Officer of Kura Oncology. “We continue to enroll patients in our on-going Phase 2 clinical trials of tipifarnib in patients with HRAS mutant solid tumors and in relapsed or refractory peripheral T-cell lymphoma and earlier in May 2016, we initiated our Phase 2 trial of tipifarnib in lower risk myelodysplastic syndromes (MDS).”

Dr. Wilson added: “In the second half or 2016, we are also planning to initiate a Phase 2 clinical trial with tipifarnib in patients with chronic myelomonocytic leukemia (CMML), a population for which prognosis is very poor, with a three-year survival rate estimated at less than 30 percent. Objective responses, including complete responses, have been previously observed with tipifarnib in CMML. Moreover, as part of the study, we plan to test a biomarker hypothesis, which may allow us to identify those patients most likely to experience durable responses. We believe our ongoing Phase 2 clinical trials and our additional planned trial in CMML provide us with multiple potential opportunities to position tipifarnib for registration-enabling Phase 3 studies in late 2017 or early 2018.”

Upcoming Clinical and Preclinical Milestones for Kura Oncology Programs

•	IND submission for ERK inhibitor, KO-947, is anticipated in the second quarter of 2016 followed by initiation of a Phase 1 clinical trial, which is anticipated in the second half of 2016
•	Receipt of topline data from the Phase 2 clinical trial for tipifarnib in HRAS mutant solid tumors is anticipated in the second half of 2016
•	Initiation of a Phase 2 clinical trial for tipifarnib in patients with CMML is anticipated in the second half of 2016
•	Nomination of a development candidate for the menin-MLL program is anticipated in the second half of 2016

Financial Results for the First Quarter 2016

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Cash, cash equivalents and short-term investments totaled $78.5 million as of March 31, 2016, compared with $85.7 million as of December 31, 2015.  Management expects that existing cash, cash equivalents and short-term investments will be sufficient to fund current operations into 2018.

•	Research and development expenses for the first quarter of 2016 were $4.6 million, compared to $3.6 million for the first quarter of 2015.
•	General and administrative expenses for the first quarter of 2016 were $2.4 million, compared to $1.1 million for the first quarter of 2015.
•	Net loss for the first quarter of 2016 was $6.6 million, or $0.36 per share, compared to a net loss of $4.5 million, or $1.41 per share, for the first quarter of 2015.
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Subsequent to the first quarter of 2016, Kura Oncology put in place a $20.0 million long-term debt financing agreement, of which $7.5 million has been drawn down. Use of proceeds is for development programs and general corporate purposes.

About Kura Oncology

Kura Oncology is a clinical-stage biopharmaceutical company focused on the discovery and development of precision medicines for the treatment of solid tumors and blood cancers. Kura's pipeline consists of small molecules that target cancer signaling pathways where there is a strong scientific and clinical rationale to improve outcomes by identifying those patients most likely to benefit from treatment. The company's lead drug candidate is tipifarnib, a farnesyl transferase inhibitor, which is currently being studied in four Phase 2 clinical studies: the first is in patients with locally advanced solid tumors that carry HRAS mutations; the second is in patients with relapsed or refractory peripheral T-cell lymphomas; the third in patients with lower risk myelodysplastic syndromes; and the fourth is an investigator sponsored Phase 2 trial, in patients with urothelial carcinoma tumors characterized by HRAS mutations. Kura’s preclinical pipeline includes KO-947, an ERK inhibitor, and a menin-MLL inhibitor program. For additional information about Kura Oncology, please visit www.kuraoncology.com.

Forward Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and therapeutic potential of Kura Oncology’s product candidates and compounds, progress and expected timing of Kura Oncology’s drug development programs and clinical trials, plans regarding regulatory filings and future research and clinical trials, expected timing of data from clinical trials of tipifarnib, the strength of Kura Oncology’s balance sheet and the adequacy of cash on hand. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These forward-looking statements are based upon Kura Oncology’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the risk that compounds that appeared promising in early studies or clinical trials do not demonstrate safety and/or efficacy in later studies or clinical trials, the risk that Kura Oncology may not obtain approval to market its product candidates, uncertainties associated with regulatory filings and applications, the risks associated with reliance on outside financing to meet capital requirements, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.  For a further list and description of the risks and uncertainties Kura Oncology faces, please refer to Kura Oncology’s periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Kura Oncology assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

KURA ONCOLOGY, INC.
Statements of Operations Data
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Operating Expenses:
Research and development	$4,649	$3,628
General and administrative	2,391	1,060
Total operating expenses	7,040	4,688
Other income, net	414	212
Net loss	$(6,626)	$(4,476)
Net loss per share, basic and diluted	$(0.36)	$(1.41)
Weighted average number of shares used in computing net loss per share, basic and diluted	18,245	3,184

KURA ONCOLOGY, INC.
Balance Sheet Data
(unaudited)
(in thousands)

	March 31,	December 31,
	2016	2015
Cash, cash equivalents and short-term investments	$78,466	$85,746
Working capital	75,765	81,814
Total assets	80,382	87,259
Long-term liabilities	6	101
Accumulated deficit	(32,922)	(26,296)
Total stockholders’ equity	76,066	82,103

CONTACT INFORMATION

INVESTOR CONTACT:

Robert H. Uhl

Managing Director

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

CORPORATE COMMUNICATIONS CONTACT:

Mark Corbae

Vice President

Canale Communications

(619) 849-5375

mark@canalecomm.com